Exhibit 5.1
June 30, 2014

CVR Refining, LP
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200

Ladies and Gentlemen:

We have acted as counsel to CVR Refining, LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale by the Partnership of 6,500,000 common units representing limited partner interests in the Partnership (the “Offered Units”) pursuant to an Underwriting Agreement, dated as of June 25, 2014 (the “Underwriting Agreement”), by and among CVR Refining GP LLC, a Delaware limited liability company (the “General Partner”), the Partnership, and CVR Refining Holdings, LLC, a Delaware limited liability company (“Refining Holdings”), and Credit Suisse Securities (USA) LLC, as representatives of the several Underwriters listed in Schedule A thereof (the “Underwriters”), (ii) the potential offering and sale of up to an additional (x) 589,100 common units representing limited partner interests in the Partnership by the Partnership (“Primary Option Units”) and (y) 385,900 common units representing limited partner interest in the Partnership by Refining Holdings (“Secondary Option Units” and together with the Primary Option Units and the Offered Units, the “Units”) pursuant to the exercise by the Underwriters of an option to purchase the Option Units, and (iii) the filing of the Registration Statement on Form S-3 (Registration No. 333-196995) (the “Registration Statement”) and the prospectus included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the offering and sale of the Units are registered. On June 24, 2015, the Partnership filed with the SEC the Base Prospectus and on June 26, the Partnership filed with the SEC a prospectus supplement dated June 24,2 2014 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, Texas 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

June 26, 2014 Page 2

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Offered Units and Primary Option Units, when issued and delivered on behalf of the Partnership against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable.

2.	The Secondary Option Units have been duly authorized and validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.